Exhibit 10.1

SECURED PROMISSORY NOTE

$153,000,000	December 28, 2023

For value received, FLJ Group Limited, a company incorporated under the laws of the Cayman Islands (“Maker”), promises to pay to MMTEC, Inc., a company incorporated under the laws of the British Virgin Islands (“Holder”), the principal sum of US$153,000,000, together with interest on the unpaid principal balance of this Secured Promissory Note (this “Note”), until such principal and interest are paid in full as hereinafter provided. Such amounts due hereunder are to be paid in [lawful money of the United States of America] at the times and in the manner provided herein.

Section 1. Interest Rate. The outstanding principal amount of this Note shall bear interest at a rate equal to three percent (3%) per annum. Interest due under this Note shall be calculated on the basis of a three hundred sixty (360) days per year factor applied to the actual days on which there exists an unpaid balance hereunder. Any time that an Event of Default under this Note is in existence, Holder may, at its option, increase the interest rate on this Note by three hundred (300) basis points (such increased rate, the “Default Rate”).

Section 2. Payment of Principal and Interest.

2.1 Interest. Interest shall accrue at an annual rate equal to three percent (3%) per annum on the outstanding principal balance of this Note from, and including, the date hereof until the Principal Amount is paid in full.

2.2 Principal. All amounts owed by Maker to Holder under this Note shall be paid in full on or prior to March 25, 2024 (the “Maturity Date”), unless payment in full hereunder is required prior to the Maturity Date in accordance with Section 3.2.  Maker will pay Holder at any place or account as Holder may designate in writing to Maker, and all such payments shall be made in immediately available funds and in [lawful money of the United States of America]. Upon payment in full of all principal and interest payable pursuant to this Note, Holder shall return this Note to Maker with a legend indicating that the Note has been “PAID IN FULL” and shall promptly (but in any event within five (5) business days after request by Maker) execute such documents as reasonably requested by Holder to evidence such repayment and the release of any liens on the Collateral (as defined below), including without limitation a payoff letter.

2.3 Place of Payment. Payments on this Note shall be made at the address of Holder set forth in Section 4.7 of this Note or such other address as Holder may designate by written notice to Maker.

2.4 Prepayment. Maker shall have the right to prepay all, or a portion, of the principal amount of this Note at any time without penalty.

2.5 Agreements Regarding Payments. Subject to Section 2.4 with respect to prepayments, all other payments made under this Note shall be applied first to expenses and fees due in connection with this Note, then to accrued and unpaid interest due under this Note, and then to principal due under this Note. If any amounts due under this Note are not paid when due, Maker promises to pay all reasonable and actual costs of collection incurred by Holder, including reasonable attorneys’ fees, whether or not suit is filed thereon. The acceptance by Holder of partial payments or partial performance under this Note shall not constitute a waiver of any default hereunder or a waiver of an Event of Default.

Section 3. Default.

3.1 Events of Default. Unless otherwise waived in writing by Holder, the occurrence and continuance of any one or more of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

(a) If Maker fails to pay any amounts due pursuant to this Note and Maker fails to make such payment within three (3) business days following written notice from Holder to Maker of such failure to pay.

(b) If, pursuant to, or within the meaning of, the United States Bankruptcy Code or any other federal, state, or foreign law relating to insolvency or the relief of debtors, Maker (i) commences a voluntary case or proceeding; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; (iv) makes an assignment for the benefit of its creditors; or (v) admits in writing its inability to pay its debts as they become due.

3.2 Remedies. Upon the occurrence of an Event of Default specified in Section 3.1 (unless such Event of Default has been waived by Holder), Holder may, at its option, (i) declare the entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, immediately due and payable; and (ii) exercise any and all rights and remedies available to it under applicable law, including the right to collect from Maker all sums due under this Note and to foreclose upon the Collateral. For the avoidance of doubt, if Maker does not pay in full all amounts due to Holder hereunder on the Maturity Date, and Holder does not waive such default, then, after the expiration of the cure period set forth in Section 3.1(a), Holder may foreclose on the Collateral and exercise any or all of Holder’s rights and remedies hereunder and under applicable law.

Section 4. Security Interest.

4.1 Grant of Security Interest. As security for the prompt and complete payment, performance and observance of all obligations of Maker hereunder, Maker hereby assigns, pledges, and grants to Holder, and agrees that Holder shall have a perfected and continuing first priority security interest in, and first lien on the following collateral (the “Collateral”): (a) all of the issued and outstanding equity (the “Pledged Equity”) of Alpha Mind Technology Limited, a British Virgin Islands company (“Alpha Mind”), and (b) all assets of Alpha Mind and its subsidiaries.

4.2 Retention of Rights Prior to Event of Default. So long as no Event of Default has occurred and is continuing, Maker shall be entitled to receive and retain payments and property and exercise other rights with respect to any of the issued and outstanding equity interests of the Pledged Equity.

4.3 Holder’s Rights Upon Event of Default. Upon the occurrence and during continuation of an Event of Default, all rights of Maker to receive dividends or other distributions or payments or other property with respect to the Pledged Equity shall, upon the date that notice of such an Event of Default is received by Maker from Holder (except in the case of an Event of Default under Section 3.1(b), in which case no notice shall be required) and until the date that all obligations hereunder (whether principal, interest, fees or expenses) are paid in full, cease without any further action by or on behalf of Holder, and all such rights thereupon shall become vested solely and exclusively in Holder automatically without any action by any Person. Maker hereby appoints Holder its attorney-in-fact with full power of substitution, which appointment as attorney-in-fact is irrevocable and coupled with an interest, to take all such actions upon or after the occurrence and during continuation of an Event of Default, whether in the name of Holder or Maker, as Holder may consider necessary or desirable for the purpose of receiving such dividends or other distributions. Any and all cash and other property distributions made on or in respect of the Pledged Equity that is delivered to Maker in violation of this Note shall be held in trust for the benefit of Holder and forthwith shall be delivered to Holder. Any and all money and other property received by Holder pursuant to the provisions of this Section 4(c) shall be retained by Holder as part of the Collateral.

4.4 Fees, Costs and Expenses. Maker agrees to pay, on demand, all reasonable costs, fees, and expenses incurred by Holder in connection with the taking, perfection, preservation, protection, and release of a lien on the Collateral, including all reasonable fees and expenses of Holder’s counsel and all fees, costs, taxes and other amounts payable in connection with the filing any financing statement evidencing such security interest. Maker hereby authorizes Holder to file any documents needed to perfect its security interest, and any continuations or amendments thereof as are necessary for Holder to perfect its security interest under this Note. Holder shall obtain Maker’s prior written approval of any amendments to any such financing statements.

Section 5. Miscellaneous.

5.1 No Waiver. Neither any course of dealing by Holder nor any failure or delay on its part to exercise any right, remedy, power, or privilege hereunder shall operate as a waiver hereof or of any provision hereof.

5.2 Amendment. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, charge, modification, or discharge is sought.

5.3 Entire Agreement. This Note supersedes all prior agreements between the parties with respect to their subject matter and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to their subject matter.

5.4 Successors and Assigns. The terms of this Note shall bind and inure to the benefit of the heirs, devisees, representatives, successors, and assigns of the parties.

5.5 Governing Law/Jurisdiction and Venue. The validity and construction of this Note and all matters pertaining hereto are to be determined in accordance with [Hong Kong law] and venue of any dispute arising out of this Note shall be in the courts located in [Hong Kong], and Maker and Holder hereby submit to the jurisdiction of such courts and waive any objections to claims brought in such courts based on improper or inconvenient forum.

5.6. Usury. It is the intention of Maker and Holder to conform strictly to any applicable usury laws. Accordingly, notwithstanding anything to the contrary in this Note, any interest contracted for, chargeable, or receivable under or in connection with this Note that exceeds the maximum amount permitted by law shall be deemed a mistake and shall be reduced immediately and automatically to the maximum amount permitted by law.

5.7. Notice. All notices shall be delivered by registered or certified mail, return receipt requested, by Federal Express or personally delivered. Notices delivered by Holder to Maker shall be delivered to:

Maker:	FLJ Group Limited Room 1610 No.917, East Longhua Road Huangpu District, Shanghai, 200023 People’s Republic of China

Attention: Frank Sun

Email: frank@qk365.com

Holder:	MMTEC, Inc. Room 2302, 23rd Floor FWD Financial Center 308 Des Voeux Road Central Sheung Wan, Hong Kong Attention: Xiangdong Wen Email: wen@haisc.com

5.8 Time. Time is of the essence with respect to the obligations set forth in this Note.

5.9 Nature of Obligation. If, at any time, any payment of Maker’s obligations under this Note is rescinded, repaid, or must otherwise be returned to Maker or Maker’s estate (a) due to or upon the insolvency, bankruptcy, or reorganization of Maker; or (b) for any other circumstance, then this Note will continue to be effective or be restated, as the case may be, all as though such payment had not been made. The obligations of Maker under this Note shall be the absolute and unconditional duty and obligation of Maker and shall be independent of any rights of set-off, recoupment, or counterclaim that Maker might otherwise have against the holder of this Note, and Maker shall unconditionally and absolutely make all payments due under this Note free from any deductions and without abatement, diminution, or set-off.

5.10 Severability. If any provision or part of this Note shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Note and this Note shall be construed as if such invalid, illegal, or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability.

5.12 Acknowledgement. Maker and Holder each acknowledges that, in connection with the negotiation and execution of this Note, it has had the opportunity to obtain the advice of counsel with experience in sophisticated and complex matters similar to the transactions contemplated by this Note, and that it has obtained the advice of such counsel with respect to all matters contained in this Note, including the provision in Section 5.11 for waiver of trial by jury. Maker further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to apply to Holder for credit and to execute and deliver this Note.

Signature Page Follows

In witness whereof, Maker has executed this Note effective as of the date first written above.

Witness:	Maker:

FLJ Group Limited

/s/ Frank Sun
Name:	Name:	Frank Sun
	Title:	CFO

ACKNOWLEDGED AND AGREED

Witness: Holder:

MMTEC, Inc.

/s/ Xiangdong Wen
Name:	Name:	Xiangdong Wen
	Title:	CEO